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                                                                    EXHIBIT 99.1


D.I.Y. HOME WAREHOUSE, INC.

Phone:    216-328-5100
Fax:      216-328-5134

CONTACT: CLIFFORD L. REYNOLDS
PRESIDENT AND CHIEF EXECUTIVE OFFICER
D.I.Y. Home Warehouse, Inc.
5811 Canal Road
Valley View, Ohio  44125

PRESS RELEASE

D.I.Y. HOME WAREHOUSE, INC. ANNOUNCES CLOSURE OF REMAINING LOCATIONS

     CLEVELAND, OHIO, JUNE 19, 2001: D.I.Y. Home Warehouse, Inc. (OTC-BB: DIYH) today announced that it will voluntarily close its remaining six stores in Cleveland, Eastlake, Elyria, Warren, Akron and Ashtabula, Ohio. Inventory close-out sales at all locations are scheduled to begin later this week and are expected to be completed by the end of August. The Company made the difficult decision after a review of updated projections indicated that the Company would not be able to operate profitably on a long-term basis given the continued competitive pressures from national warehouse retailers in its markets. In addition to selling its existing merchandise inventories, furniture and fixtures, the Company will actively market the real estate of its closed locations which may result in the sale, lease, sublease or redevelopment of some or all of the properties.

     The Company currently expects that the net proceeds from the disposition of merchandise inventories will exceed its total outstanding obligations. The Company will evaluate its existing and future financial obligations and all valid claims against the Company will be honored. After evaluating the results of the sale of merchandise inventories, furniture and fixtures and the sale, lease, sublease or redevelopment of its real estate, the Company intends to determine how it can maximize shareholder value. The Company intends to retain an investment banker to assist it in making such a determination.

     D.I.Y. Home Warehouse, Inc. would like to thank its customers, associates, stockholders and vendors for their support and dedication to the Company throughout its sixteen year history and regrets that it must now exit the marketplace.






The statements contained in this news release may include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the matters described in the Company's most recent Form 10-K, the Company's ability to generate sufficient proceeds from inventory sales to retire all debt, the performance of the retail and home improvement industry, as well as other economic, competitive and technological factors involving the Company's operations, markets, products and prices.


-    FOR RELEASE JUNE 19, 2001